Exhibit 99.1

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Vaccinogen Appoints Michael G. Hagerman to its Board of Directors

Baltimore, MD October 6, 2015 - Vaccinogen, Inc. (OTC.QB: VGEN), a cancer immunotherapy development company, today announced the appointment of Michael G. Hagerman, Cofounder and Partner of ACT Medical Solutions Inc. to its Board of Directors.

Mr. Hagerman brings more than 40 years of business and leadership experience and is an accomplished entrepreneur with a focus on advancing the field of personalized medicine. Mr. Hagerman will replace Ronald Kaiser, who is leaving the Board for personal reasons.

Andrew L. Tussing, Chairman and Chief Executive Officer of Vaccinogen, stated, “We are very excited to welcome Mr. Hagerman as our newest Board member. We expect to benefit from his business expertise and board experience as we continue to advance our clinical and R&D programs and execute on our growth strategy.”

Mr. Tussing continued, “I would also like to express my gratitude to Ronald Kaiser for being a highly valued member of Vaccinogen’s Board. His leadership was particularly important during the past year as we re-shaped the company to capitalize on several value drivers, most notably the advancement of the final translational development of our cancer vaccine, OncoVAX®, and the growth of our human monoclonal antibody program, HuMab. I wish Ron the best of luck in all of his personal and professional endeavors.”

Mr. Hagerman has founded and held CEO and senior leadership positions for a wide range of companies. Mr. Hagerman is currently the Cofounder and Partner of ACT Medical Solutions Inc., which offers medical diagnostic testing to labs around the world. He is also the Managing Director of Personalized Medicine Project, Child and Family Research Center, which works to translate new discoveries into medical tools and techniques for early, precise diagnoses, and serves as the founding President of DirectorsEdge Inc., which is dedicated to ensuring “best practices” on Corporate Boards. Mr. Hagerman is an active Board Member of InvestX, a crowdfunding platform where investors can participate alongside private equity firms in private transactions. Mr. Hagerman holds an Honours Business Administration degree from the University of Western Ontario and an MBA from the Ivey School of Business.

Mr. Hagerman concluded, “I’m excited about joining the team at Vaccinogen. My personal and professional experiences have had a large impact on my views about striving to create therapeutics that are not ‘one size fits all’ but unique to each individual and based on solid clinical data. OncoVAX’s ability to leverage a patient’s own tumor cells to create a protective vaccine is something that can truly improve the world, and I look forward to leveraging my skills and experience in order to support the Company as it achieves its potential.”

About Vaccinogen, Inc.

Vaccinogen, Inc. is a cancer vaccine company planning to clinically test OncoVAX®, a treatment designed to prevent the recurrence of stage II colon cancer and potentially other solid tumors. It is a patented process that leverages a patient's own live tumor cells to launch a broad immune response against minimal residual disease. Vaccinogen believes that OncoVAX®, at an optimal dose and regimen, is the first colon cancer vaccine to demonstrate effectiveness in preventing cancer recurrence after surgical resection by addressing the diversity of cancer cells inherent to each patient's tumor. Five clinical studies of OncoVAX®, including a statistically significant phase III trial with the optimum dose and regimen, have been completed. Vaccinogen expects to begin enrolling patients in a pivotal phase IIIb trial under a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA) once adequate funding is obtained. Vaccinogen has also secured an option agreement to acquire a high-throughput, single-cell screening and analysis system known as DiCAST, which the company expects to use to screen patient-derived biological samples in order to accelerate its human monoclonal antibody (HuMab) program for the development of next-generation cancer vaccines and immunotherapies. More information is available at www.vaccinogeninc.com.

Forward Looking Statement
Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates", "believe", "plan", "intend", "expect", "likely", "may", "should", "will" and similar references to future periods. Vaccinogen has based these forward-looking statements largely on its expectations and projections about future events and trends affecting the financial condition and/or operating results of our business. Forward-looking statements involve risks and uncertainties; particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and the risks associate with the company’s continuing efforts to obtain adequate funding to pursue its goals. In addition, these forward-looking statements involve risks and uncertainties outlined in our most recent periodic reports filed with the Securities and Exchange Commission. There are important factors that could cause actual results to be substantially different from the results expressed or implied by these forward-looking statements. Therefore, you should not rely on these forward-looking statements. Vaccinogen does not undertake any obligation to update this forward-looking information.

Media / Investor Contacts:
Jason Rando /Joshua Drumm, Ph.D. Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com jdrumm@tiberend.com